Exhibit 4.2

AMENDMENT

dated as of December 27, 2007

to the

LIMITED LIABILITY COMPANY AGREEMENT

of

iSHARES® S&P GSCI™ COMMODITY-INDEXED INVESTING POOL LLC

THIS AMENDMENT, dated as of December 27, 2007 (the “Amendment”), to the Limited Liability Company Agreement, dated as of July 7, 2006 (the “Agreement”), of iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC, a Delaware limited liability company (the “Investing Pool”), among iShares® S&P GSCI™ Commodity-Indexed Trust, a Delaware statutory trust, in its capacity as a member (“Member A”), and Barclays Global Investors International, Inc., a Delaware corporation, in its capacity as a member (“Member B” and, together with Member A, the “Members”) and the Manager, is entered into among the Members and the Manager. Prior to May 9, 2007, the Investing Pool was known as the iShares® GSCI® Commodity-Indexed Investing Pool LLC and Member A was known as the iShares® GSCI® Commodity-Indexed Trust.

W I T N E S S E T H:

WHEREAS, the Investing Pool was formed pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., pursuant to a Certificate of Formation filed with the Secretary of State of Delaware on July 7, 2006;

WHEREAS, the Agreement constitutes the governing instrument of the Investing Pool and provides the terms and conditions according to which the Investing Pool is administered; and

WHEREAS, the Members intend to amend the Agreement as provided in this Amendment to facilitate the transfer of the listing of the shares (the “Shares”) representing units of fractional undivided beneficial interest in the net assets of Member A from the New York Stock Exchange to NYSE Arca, Inc.

NOW, THEREFORE, in consideration of the mutual premises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Members hereby agree as follows:

ARTICLE ONE

SECTION 1.01. Definitions.

Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

ARTICLE TWO

SECTION 2.01. Amendments to Article I of the Agreement.

Section 1.1 of the Agreement is amended by replacing the reference to Section 3.10 of the Agreement in the definition of the term “Book-Tax Disparity” with a reference to Section 3.12 of the Agreement.

Section 1.1 of the Agreement is further amended by deleting the words “the New York Stock Exchange” in the definition of the term “Exchange” and inserting the following text in lieu thereof:

“NYSE Arca, Inc., a Delaware corporation and a registered U.S. national securities exchange, or its successor, or if NYSE Arca, Inc. or its successor is no longer the principal national securities exchange on which the Shares are listed, such other principal national securities exchange on which the Shares are then listed”.

Section 1.1 of the Agreement is further amended by deleting the words “Investors Bank & Trust Company, a banking corporation” in the definition of the term “Investing Pool Administrator” and inserting the following text in lieu thereof:

“State Street Bank and Trust Company, a trust company”.

Section 1.1 of the Agreement is further amended by deleting both instances of the words “the most recent close of trading of the Exchange” in the definition of the term “Net Asset Value” and inserting the following text in lieu thereof in both such places:

“4:15 P.M., New York City time, on the date of the determination”.

SECTION 2.02. Amendment to Article III of the Agreement.

Section 3.12 of the Agreement is amended by deleting the words “the close of trading on the Exchange” and inserting the following text in lieu thereof:

“4:15 P.M., New York City time,”.

SECTION 2.03. Amendment to Article V of the Agreement.

Section 5.9 of the Agreement is deleted in its entirety and replaced with the following text:

“Section 5.9 Determination of Net Asset Value. The Manager will determine the Net Asset Value as of 4:15 P.M., New York City time, on each Business Day on which the Exchange is open for regular trading, as soon as practicable after such time and, immediately after making such determination, notify Member A thereof.”

ARTICLE THREE

SECTION 3.01. Effectiveness of Amendment; Modification.

This Amendment shall become effective upon its execution by the parties hereto and shall remain in effect for so long as the Agreement shall remain in effect. This Amendment may not be amended or modified in any manner except by a written agreement duly executed by both parties hereto.

SECTION 3.02. Continuing Effect of Agreement.

Except as expressly provided herein, all of the terms, provisions and conditions of the Agreement shall remain in full force and effect.

SECTION 3.03. Separability Clause.

In case any provision of this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.04. Third-Party Beneficiaries.

This Amendment is for the exclusive benefit of the parties hereto, and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

SECTION 3.05. Counterparts.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

SECTION 3.06. Effect of Headings.

The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 3.07. Governing Law.

This Amendment is governed by and is to be construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the day and year first set forth above.

iSHARES® S&P GSCI™ COMMODITY- INDEXED TRUST

By:	/s/ MICHAEL LATHAM
Name:	Michael Latham
Title:	Managing Director

By:	/s/ JACK GEE
Name:	Jack Gee
Title:	Principal

BARCLAYS GLOBAL INVESTORS INTERNATIONAL, INC.

By:	/s/ MICHAEL LATHAM
Name:	Michael Latham
Title:	Managing Director

By:	/s/ JACK GEE
Name:	Jack Gee
Title:	Principal